SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.
                                   20549

                                 Form 8-K



          Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

               Date of Report      June 15, 1995



               Registrant;State of
Commission     Incorporation                   IRS Employer
File No.       Address and Telephone No.     Identification No.


1-9760         Atlantic Energy, Inc.              22-2871471
               (New Jersey)
               6801 Black Horse Pike
               Pleasantville, NJ 08232
               (609) 645-4500



1-3559         Atlantic City Electric Company     21-0398280
               (New Jersey)
               P.O. Box 1264
               6801 Black Horse Pike
               Pleasantville, NJ 08232
               (609) 645-4100



Item 5.  Other Events

     The following information updates certain matters previously reported under Part 1, Item 1 - Business in the Annual Report on Form 10-K for the year ended December 31, 1995 and Part II of the Report on Form 10-Q for the quarter ended March 31, 1995 for Atlantic Energy, Inc. (the Company) and Atlantic City Electric Company (ACE).

Salem

     ACE is a 7.41% owner in the Salem Nuclear Generating Station (Salem) and has been advised by Public Service Electric & Gas Company (PS), operator of the Salem station, that on May 16, 1995, Salem Unit 1 was shut down, as required by its technical specifications, due to the inoperability of certain switch gear room supply fans. On June 7, 1995, Salem Unit 2 was also shut down, as required by its technical specifications, due to both trains of its residual heat removal system being inoperable. During the shutdown process, Unit 2 tripped due to loss of electrical power to certain equipment within the station. As a result of these shutdowns, and of PS's continued discovery of equipment deficiencies at Salem, PS informed the Nuclear Regulatory Commission (NRC) that it had determined to keep both Salem units shut down pending completion of:

     a Significant Event Response Team (SERT) review of the circumstances leading to, and causing the Unit 2 reactor trip;

     a special team review of long standing equipment reliability and operability issues, including corrective maintenance and operator work arounds; the effectiveness and quality of the management oversight and review of such matters;

     a meeting with the NRC to describe, discuss and gain NRC agreement on PS's plan for the performance of an operational readiness review (ORR) in support of startup of each Salem unit;

     performance of the ORR at each unit; and

     meetings with the NRC staff to describe the outcome and conclusions of each ORR and to reach agreement with the NRC staff that each unit is sufficiently prepared to restart.

     ACE has further been advised by PS that on June 9, 1995, the NRC issued a Confirmatory Action Letter documenting these commitments by PS. In its Confirmatory Action Letter, the NRC noted that while Unit 2 was stabilized and shut down, its operators experienced several challenges that required their intervention due to the unexpected loss of power and long standing equipment performance issues. The NRC further noted that operator performance relative to timely recognition and resolution of the specific safety and technical concerns, prior to PS's decision to shut down the units, was deficient.

     PS has advised ACE that PS is in the process of developing a work plan to meet the requirements for restart of the units, and accordingly, it is presently unable to predict when either unit will return to service. Although PS presently expects that both units will be in outage status for at least several months, it does not presently foresee any shortage in available capacity to satisfy customer demands for energy.

     PS has advised ACE that also on June 9, 1995, the NRC reported the results of a NRC Special Inspection Team (SIT) it formed to assess how effectively Salem is currently performing from a safety perspective in conducting daily activities in the areas of problem identification, prioritizing and conducting work on plant equipment, and management oversight of plant performance. While the SIT identified some areas of strength at Salem as well as areas where improvements are being made, the team also identified a number of findings that performance in the areas of configuration control, operator work-arounds and equipment operability determinations have not substantially improved and constitute a burden on the plant operators to safely operate the units, especially during plant events.

     In addition, PS has advised ACE that the NRC has informed PS that the enforcement conference relating to certain incorrectly positioned valves at the station, previously scheduled for June 1, 1995 has been rescheduled for June 23, 1995. The NRC has informed PS that this conference will also address five additional apparent violations relating to the NRC's quality assurance criteria. PS cannot predict what, if any, action the NRC may take with respect to these apparent violations.

     PS advised ACE that PS is committed to safe and conservative operations before production and is fully committed to take whatever action is necessary to return Salem to reliable and event free operation.

     As a non-operating owner, ACE believes that the safe and expeditious restart of the Salem units is of utmost importance to the customers of ACE and the shareholders of the Company. Management of the Company and ACE have actively encouraged PS to take whatever steps are necessary for it, as the operator, to effectively and properly respond to concerns expressed by the NRC for the safe and proper operation of the plant. The Company has conveyed its concerns directly to the management of PS.


     It is not possible to currently predict what further actions may be taken by PS or by the NRC or when authorization for restart will be given. Therefore, it is not possible to predict when the Salem units may return to service.

     Under the nuclear performance standard established by the Board of Public Utilities, aggregate capacity factors below 65% result in graduated penalties, amounting to nonrecovery of a percentage of replacement power costs. ACE believes that the penalty incurred under the nuclear performance standard for 1995, if any, would not be material, based on the expected operation of the other nuclear units in which ACE has an ownership interest.

     As a result of the unavailability of these units, ACE does not foresee any energy shortage that would prevent satisfying customer demands for energy.


Hope Creek

     ACE is a 5% owner in the Hope Creek Nuclear Generating Statement (Hope Creek) and has been advised by PS, operator of Hope Creek, that the NRC has scheduled an enforcement conference on June 16, 1995 relating to the previously reported release of a small amount of low-level radioactive materials to the atmosphere on April 5, 1995 at Hope Creek. The release did not exceed any Federal limits nor pose any danger to the public or plant employees; however, a trailer was driven offsite which exceeded PS's offsite release limits. PS cannot predict what action, if any, the NRC may take with regard to the proposed notice of violation.

                                    SIGNATURE

            Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              Atlantic Energy, Inc.
                              Atlantic City Electric Company
                              (Registrant)



Date: June 15, 1995           By:   /s/ L. M. Walters
                                        L. M. Walters

                              Treasurer of Atlantic Energy, Inc.
                              Vice President, Treasurer and
                              Assistant Secretary of Atlantic
                              City Electric Company